UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A-1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Amended Report: April 19, 2005

Date of Original Report: December 30, 2004

Date of Earliest Event Originally Reported: December 29, 2004

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445

(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PRELIMINARY NOTE: This Amendment to Form 8-K is being filed to disclose the purchase price of certain real property, which was previously omitted pursuant to a request filed by the Registrant with the SEC for confidential treatment of the purchase price for a period of one year from the date of the purchase and sale agreement relating to such real property, unless the real property was actually sold during that period of time. On April 13, 2005 the real property was sold. The original filing of Current Report on Form 8-K as to which this Amendment to Current Report is being made, was on December 30, 2004.

Item 1.01- Entry into a Material Definitive Agreement

On December 29, 2004, Office Depot, Inc. (the “Company”) entered into an agreement (the “Agreement”) to sell certain land and contractual rights (collectively, the “Property”) to Stiles Corporation. The Property, located in Boca Raton, Florida, was originally acquired by the Company in 2003 for development as a new global headquarters for the Company. The Company subsequently determined not to proceed with such development.

The Agreement provides that the purchaser has a thirty-day inspection period, at the conclusion of which it can rescind the Agreement. If it does not rescind the Agreement, then a closing on the transaction will occur within sixty days from the date of the Agreement, or such earlier date as the purchaser may specify. The Agreement provides that the Company will be paid all cash for the purchase, and that the purchaser also will assume certain obligations of the Company with respect to on-site and offsite improvements in connection with the Property.

The purchase price for the Property is $17 Million.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.
Date: April 19, 2005	By:	/s/ DAVID C. FANNIN
David C. Fannin
Executive Vice President and General Counsel

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